Exhibit 23.1

Novo Nordisk A/S

Consent of independent registered public accounting firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 30, 2008 relating to the Consolidated Financial Statements and the effectiveness of internal control over financial reporting, which appears in Novo Nordisk A/S’s Annual Report on Form 20-F for the year ended December 31, 2007 through incorporation with reference to the Company’s Annual Report (the pages listed in Item 19 of the Form 20-F) filed on Form 6-K dated February 11, 2008.

5 November 2008
Copenhagen, Denmark

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
Statsautoriseret Revisionsaktieselskab